Exhibit 99-1

                                                                    NEWS RELEASE

                                                                                                                                                                     Contacts:Jim B. Terry, President & CEO
                                                                       Particle Drilling Technologies, Inc.
                                                                        713-223-3031

FOR IMMEDIATE RELEASE

PARTICLE DRILLING TECHNOLOGIES CEASES OPERATIONS

Houston – May 27, 2009 – Particle Drilling Technologies, Inc. (OTC:PDRT.PK) (the “Company”) today announced that it will terminate eight employees and initiate an unpaid furlough for its remaining employees.  The Company expects to file for Bankruptcy early next week absent a suitable alternative.

The Company’s Board of Directors has formed an executive committee, comprised of two independent directors and one non-independent director, to explore its strategic alternatives.

Particle Drilling Technologies, Inc., headquartered in Houston, Texas, is a development-stage oilfield service and technology company owning several patents and pending patents related to its Particle Impact Drilling technology. The Company’s technology is designed to enhance the rate-of-penetration function in the drilling process, particularly in hard rock drilling environments.
Certain statements in this press release that are not historical but are forward-looking are subject to known and unknown risks and uncertainties, which may cause PDTI’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, PDTI’s ability to raise capital, if necessary, and its ability to obtain financing on acceptable terms, if at all, a worldwide downturn in the energy services sector, working capital constraints and other risks described in PDTI’s filings with the SEC. Further, PDTI is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond PDTI’s control such as announcements by competitors and service providers.

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